BlackRock Liquidity Funds:
Federal Trust Fund

File Number:

CIK Number:

For the
Period Ended:
10/31/2008

Pursuant to Exemptive Order ICA Release No. 15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated , for the period November 1, 2007 through October 31, 2008.

The information will be given in the following order:

Purchases (IN THOUSANDS)
TRANSACTION DATE
FACE AMOUNT
SECURITY DESCRIPTION
RATE
DUE DATE

02/20/08
$ 4,675
FFCB
2.82
03/12/08

03/27/08
$ 6,822
FHLB
1.52
03/28/08

04/10/08
$ 15,000
FHLB
2.08
07/11/08

04/23/08
$ 10,000
FHLB
2.06
06/25/08

05/23/08
$ 5,000
FHLB
2.14
08/22/08

06/11/08
$ 10,000
FHLB
2.35
09/12/08

06/13/08
$ 5,000
FHLB
2.37
09/12/08

07/10/08
$ 5,000
FHLB
2.09
07/25/08